UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2016

United Fire Group, Inc.
(Exact name of registrant as specified in its charter)

Iowa	001-34257	45-2302834
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

118 Second Avenue, S.E., Cedar Rapids, Iowa	52401
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (319) 399-5700

_________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
On February 2, 2016, United Fire Group, Inc. (the "Company"), as borrower, entered into a Credit Agreement (the "New Credit Agreement") by and among the Company, the lenders from time to time party thereto and KeyBank National Association ("Key Bank"), as administrative agent, swingline lender and letter of credit issuer. The New Credit Agreement provides for a $50 million four-year unsecured revolving credit facility that includes a $20 million letter of credit subfacility and a swingline subfacility in the amount up to $5 million. The New Credit Agreement allows the Company to increase the aggregate amount of the commitments thereunder by up to $100 million, provided that no event of default has occurred and is continuing and certain other conditions are satisfied.

The New Credit Agreement is available for the Company's general corporate purposes, including liquidity, acquisitions and working capital. All unpaid principal and accrued interest under the New Credit Agreement is due and payable in full at maturity on February 2, 2020. Based on the type of loan, advances under the New Credit Agreement would bear interest on either the London interbank offered rate or a base rate plus, in each case, a calculated margin amount.

The unused commitments under the New Credit Agreement will be subject to a commitment fee that will be calculated at a per annum rate. The applicable margins for borrowings under the New Credit Agreement and the commitment fee thereunder will be determined by reference to a pricing grid based on the Company’s issuer credit rating by A.M. Best Company, Inc.
The New Credit Agreement contains customary representations, conditions to borrowing, covenants and events of default, including certain covenants that limit or restrict, subject to certain exceptions, the ability of the Company and its subsidiaries to sell or transfer assets, enter into a merger or consolidate with another company, create liens, impose restrictions on subsidiary dividends, enter into sale-leaseback transactions, make investments or acquisitions, enter into certain reinsurance agreements, pay dividends during any period of default, enter into transactions with affiliates, change the nature of its business, or incur indebtedness. The New Credit Agreement also includes financial covenants that require the Company to (i) maintain a minimum consolidated net worth, (ii) maintain a minimum consolidated statutory surplus and (iii) not exceed a 0.35 to 1.0 debt to total capitalization ratio.
The foregoing summary is qualified in its entirety by reference to the New Credit Agreement, a copy of which is filed herewith and incorporated by reference.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Information concerning the Company’s New Credit Agreement is set forth in Item 1.01, which information is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.
The following exhibits are furnished herewith.

Exhibit 10.1
Credit Agreement dated as of February 2, 2016, by and among United Fire Group, Inc., as borrower, the lenders from time to time party thereto, and KeyBank National Association, as administrative agent, swingline lender and letter of credit issuer.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

United Fire Group, Inc.
(Registrant)

Dated:	February 5, 2016	/s/ Randy A. Ramlo
Randy A. Ramlo, Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
10.1
Credit Agreement dated as of February 2, 2016, by and among United Fire Group, Inc., as borrower, the lenders from time to time party thereto, and KeyBank National Association, as administrative agent, swingline lender and letter of credit issuer.

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